Exhibit 10.1

JOINT DEFENSE AGREEMENT

BETWEEN

ICM, INC. AND

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

This Joint Defense Agreement (“Agreement”) is entered into this 13th day of July 2010, by and between ICM, Inc. (“ICM”) and Southwest Iowa Renewable Energy, LLC (“S1RE”) (SIRE) (collectively, the “Parties,” individually, “Party”).
WHEREAS, ICM is a Kansas corporation, having its principal place of business in Colwich, Kansas. ICM is engaged, among other endeavors, in the business of engineering, building and supporting ethanol plants. ICM has designed and commercialized certain equipment of the extraction of non-food grade corn oil from the backend of the ethanol production process using a Tricanter certrifuge (“Tricanter Equipment”).
WHEREAS, SIRE is an Iowa limited liability company, having its principal business in Council Bluffs, Iowa. SIRE owns and operates an ethanol plant, designed by ICM. SIRE desires to purchase the Tricanter Equipment from ICM, the purpose of which is to allow for the recovery of oil from corn byproducts.
WHEREAS, in October 2009, in the United States District Court for the District of Kansas, ICM commenced a civil action against GS Cleantech Corporation and Greenshift Corporation seeking a declaratory judgment of non-infringement and invalidity of a certain patent held by those entities.
WHEREAS, since November 2010, GS Cleantech Corporation commenced civil actions against other five (5) other ethanol plants asserting, among other things, claims of patent infringement (for the same patent under challenge in the Kansas litigation described above) arising from their use of similar Tricanter Equipment designed by and acquired from ICM.
WHEREAS, in the event that SIRE purchase Tricanter Equipment from ICM, the parties acknowledge that SIRE may be sued by GS Cleantech Corporation and/or Greenshift Corporation for patent infringement.

WHEREAS, based upon information currently available, the Parties believe that they have similar and shared legal interests in the defense of the patent claims being asserted by or may be asserted by GS Cleantech Corporation and/or Greenshift Corporation and that it is to the mutual benefit of the Parties that they be able to share information and documents concerning common defense issues arising out of those claims, including, but not limited to, information and documents that may be subject to the attorney-client privilege, or attorney work-product doctrine and/or any other applicable privilege or immunity. The Kansas civil actions and prospect civil action against SIRE are collectively herein called the Patent Litigation.
NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
1.           Joint Defense. Counsel for and the employees of the Parties hereto may desire to share factual information, mental impressions, strategy, memoranda, communications, and other materials relevant to the Parties’ common defense interests (“Joint Defense Materials”) in confidence for the common purpose and benefit of, and to facilitate the representation of, the Parties in the prosecution or defense of the pending Patent Litigation. It is in the Parties’ best interest and is reasonably necessary that counsel and the Parties have the opportunity to exchange Joint Defense Materials, including privileged and protected information, and share their respective work product as deemed necessary by each Party and its counsel, in their sole discretion, in a joint and common effort to prosecute and defend the Patent Litigation. Any Joint Defense Materials that are capable of being marked prior to exchange to the other Party shall be designated with a notation of “Joint Defense Privilege.” The inadvertence to mark any such Joint Defense Materials, however, shall not be construed to be a waiver of this privilege. Whether or not marked “Joint Defense Privilege,” all communications between the Parties, and between in-house or outside counsel for the respective Parties, concerning the Patent Litigation shall be deemed to constitute Joint Defense Materials subject to this Agreement unless otherwise indicated.
2.           Exchange of Information. Each Party in its sole discretion may provide the other Party with Joint Defense Materials, which the providing Party believes will further the joint and common effort in the prosecution and defense of the Patent Litigation, but neither Party shall be obligated to provide such information to the other Party.
3.           Confidential Status of Information. The Parties agree that Joint Defense Materials that are privileged, protected, or confidential as to any Party shall be held in confidence by the other Party (unless that information ceases to he privileged, protected or confidential through no violation of this Agreement), and shall remain privileged, protected or confidential when communicated to the other Party in furtherance of their common interests and the cooperative representation of each of them pursuant to this Agreement. The Parties agree that any disclosure in accordance with this Agreement will not diminish in any way the confidentiality of the Joint Defense Materials obtained pursuant to this Agreement (or which access was granted pursuant to this Agreement) and will not constitute a waiver of any applicable privilege or protection.
4.           No Waiver of Objections. This Agreement is not intended to prevent or to limit the Parties from seeking documents or other discovery from any Party to this Agreement through formal discovery processes. By signing this Agreement, no Party waives any objections or privileges that may be asserted in response to a formal discovery request.
5.           Discovery Requests from Non-Party. If any person or entity requests or demands, by subpoena or otherwise, any Joint Defense Materials obtained pursuant to this Agreement (or to which access was granted pursuant to this Agreement), the Party who received the request or demand will immediately inform the other Party to this Agreement and provide such Party with a copy of the subpoena or other form of legal process. Counsel receiving the discovery request, demand, or subpoena shall obtain the consent of the Party who supplied the Joint Defense Materials before producing them. If the Party who supplied the Joint Defense Materials does not consent to their production, the Party receiving the discovery request, demand, or subpoena shall take all steps necessary or appropriate to permit the assertion of all applicable rights and privileges with regard to the Joint Defense Materials in the appropriate forums and shall cooperate fully, as necessary or appropriate, in any proceeding relating to the disclosure sought. No party shall disclose Joint Defense Materials to a third party without a court order or the consent of the party who originated the Joint Defense Materials being sought.
6.           Access to Joint Defense Materials. The Parties agree that, except as may be required by court order, access to Joint Defense Materials obtained pursuant to this Agreement shall be limited to the Parties’ outside attorneys (including the employees and agents of the Parties’ outside attorneys), retained consultants and the in-house counsel of each Party actively involved in the prosecution and defense of the Patent Litigation, but not employees of the parties themselves. The Joint Defense Materials shall be maintained in secured areas. The Parties acknowledge that certain Joint Defense Materials may be subject to additional restrictions as may be agreed upon in separate confidentiality agreements. All persons permitted access to Joint Defense Materials obtained pursuant to this Agreement shall be specifically advised that the Joint Defense Materials are privileged and subject to the terms of this Agreement. The Parties agree that Joint Defense Materials obtained pursuant to this Agreement (or to which access is granted pursuant to this Agreement), may be used only to assist in the prosecution and defense of the Patent Litigation.
7.           Public Domain Documents or Information. Nothing in this Agreement shall restrict the right of any Party to retain, use or disclose prior art references or other publicly available documents or publicly available information learned of or obtained from any source in furtherance of its defense, claims or counterclaims.
8.           Termination. This Agreement shall terminate as to any Party upon the earlier of:
a.
An election by a Party to withdraw from and terminate participation in the Agreement, which election shall be effective only after ten (10) days written notice to all of the other Parties to the Agreement.

b.	The settlement or final resolution (including all appeals) of all claims asserted by and against any parties to the Patent Litigation.
9.           Obligations Following Termination. Following termination of this Agreement, the withdrawing Party under Paragraph 8(a) (or the Parties if termination occurs under Paragraph 8(b)) shall promptly return to the originating Party all Joint Defense Materials (including all copies thereof and the relevant portions of any notes or other documents reflecting oral defense materials or the content of defense materials) previously obtained pursuant to this Agreement, or in lieu thereof, provide a signed written statement to the originating Party that such materials and all copies have been destroyed. However, a Party is under no obligation to return or destroy documents (e.g., pleadings, discovery requests, motions, briefs, etc.) formally served or filed in the Patent Litigation or documents where the privilege asserted has been waived. Even after termination, however, the provisions of paragraphs 3-7 and 9-14 shall remain in effect and survive termination of this Agreement. The Parties hereby consent to injunctive relief for the enforcement of this provision.
10.           Waiver of Disqualification of Counsel. In the event of any litigation or other dispute between the Parties, each Party hereby waives any claim that counsel or the firm for another Party is or should be disqualified from representing that Party by reason of receipt of any Joint Defense Materials or this Agreement,
11.           Independent Defense. Nothing in this Agreement shall limit or interfere with the right and ability of a Party to conduct its own independent prosecution or defense of the Patent Litigation, including filing appropriate motions, conducting separate and independent discovery, entering into individual settlements or otherwise engaging in pre-trial procedures for the benefit of the Party.
12.           Status of Agreement Privileged. This Agreement, its terms, the fact of its execution, and all discussions between the Parties, their respective counsel, officers, directors, agents, consultants, representatives and employees with respect to this Agreement are themselves privileged and confidential and subject to the attorney-client privilege, the attorney work-product doctrine and any other applicable privilege or immunity. The provisions of this Agreement apply to any request or demand seeking disclosure of this Agreement, its terms, its execution, or any discussions between the parties relating to it.
13.           Effective Date. The effective date of this Agreement shall be the date of service of the patent action commenced by ICM, as the Parties have previously agreed and arranged to cooperate in the common defense of the claims and now seek to memorialize the agreement.

14.           Integrated Agreement. This Agreement is the entire understanding of the Parties with respect to this subject matter and may be modified only by a duly signed writing.
15.           Confidentiality of Agreement. This Agreement is confidential, and the Parties expressly agree that this Agreement is part of the joint defense of the Patent Litigation, and the efforts by the Parties to protect their common legal interest. Accordingly, this Agreement shall not be disclosed or produced to third parties.
16.           Counterparts and Facsimile Signatures: This Agreement may be executed in counterparts, all of which, when taken together, shall constitute the agreement of the Parties.  Facsimile copies of signed counterparts of this Agreement shall be deemed authentic and valid as an original of this Agreement.
17.           Reservation of Claims. Any claims the Parties may have against one another are not waived by the terms of this Agreement and are expressly reserved. This Joint Defense Agreement or any conduct of joint defense by any Party does not waive any right to indemnity by any Party.
18.           No Admissions. Nothing contained in this Agreement shall be construed to constitute an admission of any liability on the part of any Party with respect to claims or other matters associated with the subjects of the Patent Litigation.
IN WITNESS OF the foregoing, the parties have caused their authorized representatives to execute and deliver this Agreement on the date first set forth above.

ICM, INC.

Dated: 7/13/10	By:	/s/ Brian Burris
Brian Burris, Secretary & General Counsel

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

Dated: 7/13/10	By:	/s/ Brian T. Cahill
Its: President